Contact:	Robert E. Rout Senior Executive Vice President, Chief Financial Officer and Secretary 724-465-1487

TO BE RELEASED:
4:00 p.m., Monday, July 18, 2005

S&T Bancorp, Inc. Announces Increased Earnings

Indiana, Pennsylvania - S&T Bancorp, Inc. (NASDAQ:STBA) today announced net income of $15.5 million or $0.58 diluted earnings per share for the second quarter of 2005, compared to $13.6 million net income and $0.51 diluted earnings per share for the second quarter ended June 30, 2004, a 14 percent increase in both net income and diluted earnings per share.

For the six months ended June 30, 2005, net income totaled $29.3 million, and diluted earnings per share was $1.09 as compared to $26.5 million of net income and $0.99 diluted earnings per share for the six months ended June 30, 2004, representing an 11 percent and 10 percent increase, respectively.

Annualized return on average equity for the six months ended June 30, 2005 was 16.86 percent as compared to 15.87 percent in the year ago period and 16.07 percent for the full year 2004. Year-to-date annualized return on average assets through June 30, 2005 was 1.95 percent compared with 1.81 percent in the first half of 2004 and 1.83 percent for the full year 2004.

James C. Miller, chairman and chief executive officer, commented, "I am especially pleased with the progress made this quarter in our core revenue areas of net interest income and noninterest income. That revenue growth, along with an extended period of outstanding asset quality, has provided record earnings for the quarter and year-to-date."

Net interest income on a fully taxable equivalent basis increased by $1.8 million or 6 percent for the second quarter of 2005 as compared to the same period of 2004. Net interest income on a fully taxable equivalent basis for the six months ended June 30, 2005 was $57.7 million, a 6 percent increase compared to the six months ended June 30, 2004. The net interest margin, on a fully taxable equivalent basis for 2005, was 4.10 percent, 4.08 percent and 4.09 percent for the second quarter, first quarter and six months ended June 30, respectively. For the same periods in 2004, the net margin was 3.97 percent, 3.98 percent and 3.97 percent, respectively.

Earning assets have increased $77.4 million over the past 12 months, primarily driven by a $154.4 million or 9 percent increase in commercial lending. Partially offsetting this growth was a $10.4 million decline in consumer and residential mortgage loans, primarily as a result of actively participating in the sale of residential mortgages into the secondary markets and a reduced demand for these products. Investment securities were reduced over the same 12-month period by $66.6 million as the risk reward opportunities for leveraging activities have been significantly reduced by a flat yield curve. Deposits increased $231.9 million or 12 percent over the same period primarily from the success of the Green Plan savings account.

Miller stated, "Our success in growing a commercial lending niche is particularly helpful in promoting our relationship banking strategy. Providing ancillary services to this customer base, such as wealth management, cash management, insurance and retail-related products, has contributed to improvements in noninterest revenues. Especially pleasing is the success of our Green Plan savings account, which has grown to $294.8 million since its introduction in August 2004. The Green Plan account is indexed to the Federal Reserve Fed Funds Target Rate and complements our asset sensitive balance sheet and growing portfolio of variable rate loans very well from an asset/liability management perspective."

Noninterest revenue, excluding investment security gains, increased 11 percent or $1.6 million for the six-month period ended June 30, 2005, as compared to the same year ago period, due to revenue increases in wealth management, insurance, letters of credit and debit/credit card activities.

Investment security gains for the first half of 2005 were $2.5 million, an $0.8 million decrease from the same period of 2004 due to less market opportunities this period. The equity securities portfolio has a market value of $67.6 million and net unrealized gains of $20.9 million as of June 30, 2005 as compared to $74.6 million and $27.7 million, respectively, at December 31, 2004.

Noninterest expense increased $2.1 million or 7 percent for the first six months of 2005 as compared to the 2004 period. Part of the increase is staff related as a result of the effects of year-end merit increases, higher medical plan costs and the addition of 10 average full-time equivalent staff to implement new strategic initiatives and to expand retail facilities. Occupancy, equipment, data processing and other expenses increased $1.2 million during the 2005 year-to-date period as a result of several facility restructurings and additions which included the loss on the sale of an obsolete branch building, the donation of another branch to a local municipality, the write-off of leasehold improvements in a vacated leased office and the addition of five new branches. In addition, S&T recently renegotiated a shorter lease term for existing headquarters facilities in anticipation of the construction of a new building targeted for completion in the third quarter of 2006. The efficiency ratio, which measures noninterest expense to noninterest income, excluding security gains, plus net interest income on a fully taxable equivalent basis, was 43 percent for the six-month periods ended June 30, 2005 and June 30, 2004.

Asset quality measurements for 2005 have improved. Nonperforming assets totaled $6.9 million or 0.22 percent of total assets at June 30, 2005, as compared to $8.9 million or 0.29 percent at March 31, 2005 and $8.4 million or 0.28 percent at December 31, 2004. Net loan charge-offs for the first six months of 2005 were $0.3 million or 0.02 percent of average loans on an annualized basis compared to $2.1 million or 0.19 percent for the first six months of 2004.

The allowance for loan losses at June 30, 2005 was $33.5 million or 1.40 percent of total loans as compared to $34.3 million or 1.50 percent at December 31, 2004. In the second quarter of 2005, S&T recorded a negative provision for loan losses of $0.3 million as compared to a provision of $1.9 million in the second quarter of 2004. For the six months ended June 30, 2005, the provision for loan losses was $0.5 million as compared to $3.4 million for the six months ended June 30, 2004. The provision, which is based upon management's detailed quarterly analysis of the adequacy of the allowance for loan losses, is directionally consistent with the continuing improvement in asset quality and the significant decline in net charge-offs.

Miller added, "Asset quality is a cardinal commitment at S&T, and we continue to be very aggressive in dealing with potential problem loans. This is especially important since our commercial lending niche continues to be a high growth component of our relationship banking strategy."

S&T Bancorp, Inc. declared a common stock quarterly dividend of $0.28 per share on June 20, 2005 which is payable on July 25, 2005 to shareholders of record as of July 1, 2005. This dividend represents a 4 percent increase over the $0.27 per share quarterly dividend declared a year ago and a 3 percent projected annual yield utilizing the June 30, 2005 closing market price of $36.10. The S&T Bancorp, Inc. Board of Directors also authorized a stock buyback program for 2005 of up to one million shares, or approximately 4 percent of shares outstanding. During 2005, S&T has repurchased 518,500 shares under this program at an average cost of $35.00 per share.

Headquartered in Indiana, PA, S&T Bancorp, Inc. operates 51 offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $3.1 billion, S&T Bancorp stock trades on the NASDAQ National Market System under the symbol STBA.

This information may contain forward-looking statements regarding future financial performance which are not historical facts and which involve risks and uncertainties. Actual results and performance could differ materially from those anticipated by these forward-looking statements. Factors that could cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, asset quality, including real estate and other collateral values, and competition. This information should be read in conjunction with the audited financial statements and analysis as presented in the Annual Report on Form 10-K for S&T Bancorp, Inc. and subsidiaries.